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Exhibit 5.4

August 20, 2014

NGL Crude Cushing, LLC
NGL Crude Pipelines, LLC
6120 S. Yale Ave., Suite 805
Tulsa, Oklahoma 74136

Re: U.S. $450,000,000 of 6.87% Senior Notes Due 2021

Ladies and Gentlemen:

        We have acted as special counsel in the State of Oklahoma for NGL Crude Cushing, LLC, an Oklahoma limited liability company ("NGL Crude"), and NGL Crude Pipelines, LLC, an Oklahoma limited liability company ("NGL Pipelines" and, together with NGL Crude, the "Oklahoma Guarantors" and each an "Oklahoma Guarantor") in connection with the guarantee by each of the Oklahoma Guarantors of certain obligations of their ultimate parent company, NGL Energy Partners LP, incorporated under the laws of the State of Delaware (the "Issuer"), relating to the issuance by the Issuer of U.S.$450,000,000 principal amount of its 6.875% Senior Notes due 2021 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Issuer's issued and outstanding 6.875% Senior Notes due 2021 (the "Old Notes"). The Old Notes are, and the Exchange Notes will be, governed by an indenture dated as of October 16, 2013 (the "Indenture") among the Issuer, the Oklahoma Guarantors, the other guarantors named therein (such other guarantors, collectively with the Oklahoma Guarantors, being referred to herein as the "Guarantors") and U.S. Bank National Association, as trustee.

        In rendering the opinions set forth herein, we have examined and relied on copies, certified or otherwise identified to our satisfaction, of the following:

  a)
  the executed Indenture;

  b)
  the form of the Exchange Notes (including the form of endorsement thereon of the guarantee thereof by each of the Oklahoma Guarantors);

  c)
  the Amendment No. 1 to Registration Statement on Form S-4, filed by the Issuer (and the Co-Issuer, NGL Energy Finance Corp.) and the Guarantors with the United States Securities and Exchange Commission (the "Commission") on August 20, 2014 (such registration statement, as so filed, being hereinafter referred to herein as the "Registration Statement"), relating to the Exchange Offer, including the prospectus constituting a portion thereof;

  d)
  the certificate of limited liability company of NGL Pipelines, as amended, certified by the Secretary of State of the State of Oklahoma as of March 31, 2014, and certified in the NGL Officer Certificate (as defined below) as being in effect at the time of the adoption of the NGL Resolutions (as defined below) and at all subsequent times through and including the date hereof;

  e)
  the Second Amended and Restated Operating Agreement of NGL Crude, certified in the NGL Officer Certificate as being in effect at the time of the adoption of the NGL Crude Resolutions and at all subsequent times through and including the date hereof (the "NGL Crude OA");

  f)
  the Second Amended and Restated Operating Agreement of NGL Pipelines, certified in the NGL Officer Certificate as being in effect at the time of the adoption of the NGL Resolutions and at all subsequent times through and including the date hereof (the "NGL Pipelines OA");

August 20, 2014

  g)
  a copy of those certain resolutions of the Board of Directors dated October 2, 2013 and of the Pricing Committee dated October 10, 2103, of the parent entities of the Oklahoma Guarantors; which have been adopted, consented to and approved by the Oklahoma Guarantors by Omnibus Written Consent dated June 23, 2014; and which have been certified in the NGL Officer Certificate as being in effect since the date of their initial adoption and at all subsequent times through and including the date hereof (the "NGL Resolutions");

  h)
  a certificate dated August 19, 2014 of an Officer of NGL Pipelines and NGL Crude as to their separate Certificates of Limited Liability Company, the NGL Crude OA, the NGL Pipelines OA, the NGL Resolutions, the incumbency of certain officers of the Oklahoma Guarantors, their parent NGL Crude Logistics, LLC and their ultimate parent, the Issuer; and certain other matters (the "NGL Officer Certificate"); and

  i)
  certificates of the Secretary of State of the State of Oklahoma, each dated as of a recent date, as to the corporate existence and good standing of each of the Oklahoma Guarantors (collectively, the "Good Standing Certificates").

        The documents listed as items (a)—(c) above are collectively referred to herein as the "Transaction Documents." The documents listed as items (d)—(i) above are collectively referred to herein as the "Authority Documents."

        We have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements and representations made in the NGL Officer Certificate and certificates and other statements or information of or from public officials and officers and representatives of the Oklahoma Guarantors.

        We have also assumed: (i) the due execution and delivery of the Indenture and the Exchange Notes by the parties thereto, including by the Oklahoma Guarantors, to the extent such execution and delivery are questions of laws of jurisdictions other than the State of Oklahoma; (ii) to the extent the Transaction Documents purport to be governed by the laws of a jurisdiction other than the State of Oklahoma, the Transaction Documents constitute valid, legal and binding obligations of the parties thereto, enforceable in accordance with their terms under the laws of such other jurisdiction; (iii) neither of the Oklahoma Guarantors is specifically subject to any governmental programs or any judicial or governmental actions, proceedings, liens, judgments, orders, injunctions, decrees or arbitration awards (as opposed to laws of general application of the State of Oklahoma); and (iv) the truthfulness and accuracy of the factual representations contained in the Transaction Documents and the Authority Documents.

        Based solely upon our examination of the Transaction Documents and the Authority Documents, and subject to the assumptions and qualifications herein expressed, we are of the opinion that:

        1.     Each Oklahoma Guarantor is a limited liability company existing and in good standing under the Oklahoma Limited Liability Company Act, as amended.

        2.     Each Oklahoma Guarantor has the requisite business entity power and authority to enter into the Indenture (which includes a guarantee by each of the Oklahoma Guarantors of the Exchange Notes) under the applicable laws of the State of Oklahoma.

        3.     The Indenture has been duly authorized, executed and delivered by each of the Oklahoma Guarantors under the applicable laws of the State of Oklahoma.

August 20, 2014

        Our opinions expressed herein are subject to the following qualifications:

        (a)   Our attorneys are members of the bar of the State of Oklahoma, and we express no opinion with regard to any matter that may be governed by the law of any jurisdiction other than the State of Oklahoma. In rendering the foregoing opinions, our examination of matters of law has been limited to the applicable laws of the State of Oklahoma as in effect on the date hereof. Without limiting the generality of and subject to the foregoing, in rendering the opinions herein we have considered only those laws, statutes, rules and regulations that, in our experience, are customarily applicable to transactions of the character contemplated by the Transaction Documents. Further, as used herein, "applicable laws" does not include and we express no opinion with respect to any: (a) municipal or other local law, rule or regulation, and any other law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines, (iii) labor, employee rights and benefits, or occupational safety and health, or (iv) utility regulation; (b) antitrust laws and other laws regulating competition; (c) antifraud laws; (d) tax laws, rules or regulations; (e) securities or blue sky laws, rules or regulations; (f) intellectual property laws; (g) usury laws; and (h) any law, rule or regulation that may be applicable to any party by virtue of the particular nature of the business conducted by it or any goods or services produced by it or property owned or leased by it.

        (b)   Except as specifically noted in this opinion letter, we have not (i) made any independent review or special investigation concerning any agreements, instruments, encumbrances, orders, judgments, or decrees by which either of the Oklahoma Guarantors may be specifically bound, or (except with respect to the general application of the applicable laws of the State of Oklahoma) any laws, rules or other regulations by which either of the Oklahoma Guarantors may be bound; (ii) made any independent investigation as to the existence of any litigation, tax claims, actions, suits, investigations or disputes, if any, pending or threatened against either of the Oklahoma Guarantors; or (iii) made any other independent investigation of factual matters.

        (c)   The opinion set forth in paragraph 1 above is based solely upon our review of the Good Standing Certificates.

        (d)   No member of this firm was involved in any aspect of the closing of the Exchange Offer, other than the presentation and delivery of this opinion letter. Accordingly, our opinion in paragraph 3 regarding execution and delivery of the Indenture by the Oklahoma Guarantors is based solely upon (i) the applicable laws of the State of Oklahoma, (ii) our review of copies of the executed Indenture and (iii) communications from Andrews Kurth LLP, primary counsel to the Issuer, providing assurances that the aforementioned documents have been delivered in conjunction with the closing.

        This opinion letter is rendered as of the date first set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Sincerely,
WILKIN / MCMURRAY PLLC

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  Exhibit 5.4